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                                                                    EXHIBIT 99.1



news release                                                     [TENNECO LOGO]



     Contacts:    Jane Ostrander                                 Leslie Hunziker
                  Media Relations                             Investor Relations
                  847 482-5607                                      847 482-5042
                  jostrander@tenneco.com                   lhunziker@tenneco.com


           TENNECO COMMENCES OFFERING OF $250,000,000 OF SENIOR NOTES
              DUE 2015 PLANS TO PURCHASE UP TO $230,000,000 OF ITS
                 10 1/4 PERCENT SENIOR SECURED NOTES DUE 2013.


Lake Forest, Illinois, November 1, 2007 -- Tenneco Inc. (NYSE: TEN) today announced that it had commenced an offering of $250,000,000 of Senior Notes due 2015. Tenneco plans to use the net proceeds of the offering, together with cash on hand, to purchase up to $230,000,000 of its outstanding $475 million of 10 1/4 percent senior secured notes due 2013. The offering is subject to market and other conditions.

The notes will be general senior obligations of Tenneco and will mature on November 15, 2015 with interest payable semi-annually on May 15 and November 15. The notes will be guaranteed by each of Tenneco's domestic restricted subsidiaries that also guarantee Tenneco's senior credit facility. These guarantees will be general senior obligations of the subsidiary guarantors. The notes and guarantees will not be secured by any assets of Tenneco or the guarantors.

Tenneco is offering the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.

COMPANY INFORMATION AND FORWARD LOOKING STATEMENTS

Tenneco is a $4.7 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(TM) and Clevite(R)Elastomer brand names.

The disclosures herein include statements that are "forward looking" within the meaning of federal securities law concerning Tenneco's proposed offering. The terms of, and Tenneco's ability to complete, such transaction will depend upon prevailing market conditions and other factors. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.



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